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                                                                  EXHIBIT 23.3



                            ANN GRAHAM EHRINGER, PhD
                               24402 Malibu Road
                                Malibu, CA 90265
                                  310 456-3810



February 9, 1997


Robert L. B. Diener
Chairman, Board of Directors
UStel, Inc.
2775 South Rainbow Boulevard
Las Vegas, NV 89102


Dear Robert:

This letter will serve as my consent to appointment to the Board of Directors of UStel, Inc. following the completion of the Company's currently pending secondary equity offering.

I look forward to working with you and the other members of the Board.


Yours very truly,


/s/ Ann Ehringer
----------------------------
    Ann Graham Ehringer, PhD